EXHIBIT 10.35

TTEC HOLDINGS, INC.

Value Creation Program

Performance Restricted Stock Unit Agreement

This Value Creation Program Performance Restricted Stock Unit Agreement (this "Agreement") is made to be effective as of March 15, 2022 (the " Grant Date") by and between TTEC Holdings, Inc., a Delaware corporation (the "Company" or “TTEC”) and _______________ (the "Grantee").

This Agreement is governed by the terms of the TTEC Holdings, Inc. 2020 Equity Incentive Plan (the ‘Plan’), pursuant to which the Company may grant equity awards to eligible employees, directors and consultants of the Company and its affiliates.

Capitalized terms that are used but not defined in this Agreement have the meaning ascribed to them in the Plan. The terms and provisions of the Plan as they may be amended from time to time are incorporated into this Agreement by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

The parties agree to be legally bound by this Agreement, and in exchange for sufficient consideration, the adequacy of which is not in question, agree as follows:

1.	Value Creation Program. The Value Creation Program was established by the Company as a one-time incentive designed to motivate TTEC key employees to meet stretch longer term financial targets; reward their contribution to the growth of TTEC the operating groups, where their performance has the opportunity to directly influence the financial results of operations; strengthen TTEC relationship and retention with top talent; foster an ownership culture among those who manage TTEC, as if it was their own business; and align under a singular mission – maximizing client, employee and shareholder value. Participation in this program entitles key employees to share in the value created by their efforts via a value creation performance based restricted stock unit (“VC-PRSU”). The vesting of such VC-PRSUs is based on certain revenue and adjusted EBITDA targets related to the operating group that are directly influenced by his/her performance.

The VC-PRSU one-time awards are separate and distinct from the Grantee’s annual equity compensation incentive opportunity. Grantee’s annual equity incentives are not subject to this Agreement and those awards, if any, are made pursuant to TTEC’s annual incentive program and based on performance for a specific fiscal year.

2.	VC-PRSU Grant Based on Performance During THE Measurement Period.

2.1 Pursuant to the Plan and subject to the provisions of this Agreement, the Company hereby irrevocably provides to the Grantee a performance based restricted stock unit award covering a target of ____________ Shares of Company stock (the “VC-PRSU Grant”) that will vest as further described below based on Performance Goals for ____________ Operating Group during the Measurement Period (as these terms are defined in Section 3.3 below).

The number of Shares of Company stock that the Grantee may earn under this VC-PRSU Award will be determined based on the actual Performance (Revenue and Adjusted EBITDA) Goals for the relevant Operating Group as set forth in the Appendix A - Performance Goals for the Measurement Period.

2.2. Employment Status At the Time of Vesting. Except as otherwise provided in Section 2.4 (termination without cause) and 6.12 (change in circumstances), the Grantee’s entitlement to any VC-PRSUs under this VC-PRSU Award is conditioned on the Grantee’s continuing employment in good standing with the Company, as of the Vesting Date specified in Section 4 of this Agreement.”

2.3. Operating Group Change/Payout Proration. If prior to the end of the Measurement Period, the Grantee’s primary affiliation within TTEC business changes from the Grantee’s Operating Group listed in Section 2.1 to another Operating Group, the Award payout, at vesting, will be prorated based on the time spent by the Grantee in each Operating Group, measured by the respective Operating Group’s performance against the relevant Operating Segment’s Performance Goals.

2.4Termination Without Cause/Payout Proration. If the Grantee’s employment with the Company is terminated by the Company without Cause as that term is defined in Section 3.3 of this Agreement, the number of vested shares that the Grantee would earn under this VC-PRSU Award would be as follows:

(i) If the termination occurs during the 2022 or 2023 calendar year, there shall be no vesting of VC-PRSU Award and no payout under this Grant, regardless of the Grantee’s Operating Group’s performance during the Measurement Period;

(ii) If the termination occurs during the 2024 calendar year, based on the actual performance of the Grantee’s Operating Group during the Measurement Period, the Grantee shall receive up 33.33% (one third) of the payout that the Grantee would have received, if the Grantee was not terminated without Cause and was still employed by the Company on the Vesting Date; provided, however, that the actual payout that the Grantee would receive, would be prorated based on the number of days that the Grantee was employed by the Company during the period between January 1, 2022 and December 31, 2025 (the end of the Measurement Period)1;

(iii) If the termination occurs during the 2025 calendar year or thereafter at any time through the Vesting Date, based on the performance of the Grantee’s Operating Group during the Measurement Period, the Grantee shall receive up to 75% (three quarters) of the payout that the Grantee would have received, if the Grantee was not terminated without Cause and was still employed by the Company on the Vesting Date; provided, however, that the actual payout that the Grantee would receive, would be prorated based on the number of days that the Grantee was employed by the Company during the period between January 1, 2022 and December 31, 2025 (the end of the Measurement Period)2.

(iv) For the avoidance of doubt, ‘constructive termination’ or termination for a ‘good reason’ as these terms are sometimes used to describe voluntary termination of employment shall not constitute “termination without Cause” for purposes of this Agreement, unless expressly provided elsewhere in an agreement specific to the Grantee.

1 For illustration purposes only, if Grantee is terminated by the Company without Cause on July 1, 2024, the payout that the Grantee would receive, pursuant to this Section 2.4(ii), would be 20.8% of the actual payout the Grantee would have received if not terminated (.3333 x Grantee’s payout, if the Grantee was employed by the Company on the Vesting Date times .624 (912 days divided by 1,461 days, where 1,461 is the total number of days in the 48 months and 912 is the number of days in 30 months that the Grantee actually worked for the business between January 1, 2022 and the termination date.)

2 For illustration purposes only, if Grantee is terminated by the Company without Cause on July 1, 2025, the payout that the Grantee would receive, pursuant to this Section 2.4(iii), would be 65.6% of the actual payout the Grantee would have received if not terminated (.75 x Grantee’s payout, if the Grantee was employed by the Company on the Vesting Date times .875 (1,278 days divided by 1,461 days, where 1,461 is the total number of days in the 48 months and 1,278 is the number of days in 42 months that the Grantee actually worked for the business between January 1, 2022 and July 1, 2025).

3.	VC-PRSU Award Earning Opportunity.

VC-PRSU Award/Payout	Threshold 0%	Tier I 50%	Tier II 75%	Tier III (Target) 100%	Tier IV (Max) 200%
Revenue Goal Achievement	0 Shares	[•] Shares	[•] Shares	[•] Shares	[•] Shares
Adjusted EBITDA Goal Achievement	0 Shares	[•] Shares	[•] Shares	[•] Shares	[•] Shares

3.2 Payout Calculations. The VC-PRSU opportunity will max-out at 200% of the VC-PRSU Award regardless of the actual Revenue and/or Adjusted EBITDA earned by Grantee’s relevant TTEC Operating Group during the Measurement Period. If the Revenue and/or Adjusted EBITDA for the Measurement Period fall below Threshold, as stated above, the portion of the Award attributable to the relevant performance metric that is below the Threshold will not be paid.

When the Revenue or Adjusted EBITDA for the Measurement Period falls between designated payout tiers, the actual VC-PRSUs paid for that period will be prorated accordingly, on a straight-line basis, with the same proration rules applying for all employees who are subject to this VC-PRSU opportunity.

3.3Definitions.

“TTEC Digital” for purpose of this VC-PRSU Award shall mean the TTEC Digital business segment for which the Company reports financial results, or business segment successor to TTEC Digital.

“TTEC Engage” for purposes of this VC-PRSU Award shall mean the TTEC Engage business segment for which the Company reports financial results, or business segment successor to TTEC Engage.

“TTEC EMEA” for purposes of this VC-PRSU Award shall mean the “TTEC Europe Middle East and Africa” operating group.

“TTEC Enterprise Services” for purposes of this VC-PRSU Award shall mean the TTEC Enterprise Services operating group.

“Operating Group” for purposes of this VC-PRSU Award shall mean the relevant performance group (e.g., TTEC Digital, TTEC Engage, TTEC EMEA or TTEC Enterprise Services, as the case may be), based on which the VC-PRSU Award is granted under this Agreement as provided in Section 2 and Appendix A.

“Grantee’s Operating Group” for purposes of this VC-PRSU Award shall mean the operating group stated in the opening paragraph to this Agreement, the performance of which during the Measurement Period would determine the size of the actual VC-PRSU payout for the Grantee at the time of vesting.

“Measurement Period” for purposes of this VC-PRSU Award shall be the Company’s 2025 fiscal year. For avoidance of doubt, the measurement period for this Award is not a multi-year period but is the Company’s performance in a single fiscal year.

“Performance Goals” for purposes of this VC-PRSU Award calculation are performance metrics for the relevant Operating Group as reflected in Appendix A – Performance Goals to this Agreement.

“Revenue” for purposes of this VC-PRSU Award calculations will be equal to the relevant Operating Group GAAP revenue for the Measurement Period, as publicly disclosed in TTEC’s earnings release for that fiscal year (or if not so reported, as derived from the Company’s audited financial statements for that period) and adjusted, up or down, at the discretion of TTEC Compensation Committee of the Board for material Unbudgeted and Unanticipated Items.

“Adjusted EBITDA” for purposes of this VC-PRSU Award calculations will be equal to the relevant Operating Group GAAP operating income for the Measurement Period, as publicly disclosed in TTEC’s earnings release for that fiscal year (or if not so reported, as derived from the Company’s audited financial statements for that period), plus costs associated with restructure, impairment, depreciation, amortization and stock-based compensation and attributed to the relevant Operating Group, adjusted, up or down, at the discretion of the Compensation Committee of the Board for material Unbudgeted and Unanticipated Items.

“Unbudgeted and Unanticipated Items” may include among others, as determined by the Compensation Committee of the Board, investments, divestitures, costs associated with natural disasters, storms or pandemics, foreign exchange variations, capital markets transaction costs, other material transaction and litigation costs that could not have been reasonably anticipated in the ordinary course of business.

Revenue and Adjusted EBITDA associated with acquisitions closed between January 1, 2022 and the end of the Measurement Period will be included for purposes of the Performance Goals metric’s calculation as follows:

(i)	For Digital Operating Group: up to $160 million of ‘acquired’ Revenue and up to $40 million in ‘acquired’ Adjusted EBITDA;

(ii)	For Engage Operating Group: up to $310 million of ‘acquired’ Revenue and up to $48 million in ‘acquired’ Adjusted EBITDA;

(iii)	For EMEA Operating Group: up to $29 million of ‘acquired’ Revenue and up to $11 million in ‘acquired’ Adjusted EBITDA

(iv)	For Enterprise Services Operating Group: the vesting of the VC-PRSU’s is based 50% on Digital Operating Group’s Performance Goal (30% of Digital’s Revenue and 20% of Digital’s Adjusted EBITDA) and 50% of the Engage Operating Group’s Performance Goal (30% of Engage’s Revenue and 20% of Engage’s Adjusted EBITDA); and ‘acquired’ Revenue and ‘acquired’ EBITDA to be included in respective Performance Goals’ metrics will be consistent with each Operating Group

(v)	For each acquisition, the “acquired” revenue and “acquired” adjusted EBITDA to be included in the Performance Goals metrics will be based on the acquired business’s revenue and adjusted EBITDA performance during the last twelve months (LTM) period as of month’s end when the acquisition closed, but in the aggregate for all acquisitions for a relevant Operating Group not to exceed the above state caps.

“Threshold” for purposes of this Award is the minimum level of Revenue or Adjusted EBITDA in the Measurement Period, as applicable, below which the VC-PRSU incentive does not pay.

“Cause” for purposes of a prorated payout of this Award if a Grantee is terminated without Cause, the term shall have the following meaning:

(i)	Fraud, theft, embezzlement (or attempted fraud, theft, embezzlement), dishonest acts or illegal conduct;

(ii)	Other similar material acts of willful misconduct on the part of the Grantee resulting in damage to the Company, including without limitation a material breach by the Grantee of the requirements of TTEC Ethics Code;

(iii)	NA (this section is intentionally left blank);

(iv)	A material breach by the Grantee of this Agreement;

(v)	Use of any controlled substance or alcohol while performing duties of employment, except as part of a Company-sponsored event in connection with a business-related social engagement such as a trade conference or customer entertainment, but only in moderation and in a professional manner that reflects positively on the Company; with visible inebriation at a business-related social engagement constituting a cause for immediate termination;

(vi)	Breach of a fiduciary duty that results in an adverse impact to the Company or in personal profit to the Grantee (as determined by the Company based on its conflict of interest policies outlined in the TTEC Ethics Code);

(vii)	Use of trade secrets or confidential information of the Company or any of its subsidiaries, other than in pursuit of TTEC’s business;

(viii) Aiding a competitor of TTEC;

(ix) Failure by the Grantee in the performance of the duties that results in material adverse effect on the Company.

If this definition of the “Cause” is different from a definition of the “Cause” that the Grantee may have in an employment agreement, the definition tailored to the Grantee and the Grantee’s role in the employment agreement shall govern the payout provisions of this Grant.

3.4No Catch-Up Rights. The purpose of the VC-PRSU Award is to reward the Grantee for driving exceptional performance over the entire Measurement Period, as reflected in the performance metrics of relevant Operating Group. Therefore, there are no catch-up rights with respect to the VC-PRSU Award.

4.	Vesting Date . The VC-PRSU Award shall vest in March 2026, after the Company releases to the public its earnings for the Measurement Period, with the exact vesting date to be selected by the Compensation Committee of the Board (the “Vesting Date”). The Vesting Date shall be the same for all VC-PRSU participants.

5. Non-competition; Non-solicitation.

5.1 Grantee recognizes that the primary purpose of this VC-PRSU Award is to reward the Grantee’s performance and to ensure Employee’s loyalty to TTEC, and that this VC-PRSU Award would not be made to Grantee in the absence of the promises below. In consideration of the VC-PRSU Award, the Grantee agrees and covenants during the term of his/her affiliation with TTEC (employment or otherwise) and for twelve (12) months thereafter not to:

(i) Non-Compete Undertaking. Work or otherwise contribute his/her knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, significant shareholder (i.e., a shareholder holding more than 5% of outstanding equity in any such entity), volunteer, intern or in any other similar capacity to a business/company engaged in the same or substantially similar business as the Company, its subsidiaries and affiliates, including the delivery of CX (customer experience) technology and orchestration services through public or proprietary cloud-based CXaaS (Customer Experience as a Service) platform; designing, building, engineering and operating omnichannel contact center technology, conversational messaging, CRM, CX automation (AI / ML and RPA), and CX analytics solutions; and digital customer engagement, customer acquisition & growth, content moderation, fraud prevention, and data annotation solutions (collectively, “TTEC Business”).

The Non-Compete Undertaking shall apply only in the territory where the Company actually benefits and where it may reasonably expect to benefit from the Grantee’s services, but only with respect to that aspect of TTEC Business that is substantially similar to the business that the Grantee primarily contributes to while employed by TTEC.

(ii) Employees Non-Solicitation Undertaking. Solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment, directly or indirectly, of any then current employee of the Company or its subsidiaries and affiliates or anyone who was an employee of the Company within the previous six (6) month period; and

(iii) Client Non-Solicitation Undertaking. Solicit or interfere with business relationships between the Company and its current or prospective (actively pursued) clients of the Company or any of its subsidiaries and affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or any of its subsidiaries and affiliates.

5.2 If the Grantee breaches any of the covenants and undertakings set forth in this Section 5:

(i)	All unvested VC-PRSU Awards shall be immediately forfeited and cancelled;
(ii)	The value of any vested VC-PRSU Awards that have vested must be paid by Grantee back to TTEC since the primary purpose of the VC-PRSU Award will not have been realized by TTEC;
(iii)	He/she (but not to the exclusion of those who aid him/her in such breach) shall be liable for all other damages resulting from such breach; and

(iv) The Grantee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief at law or specified in this Agreement.

5.3 Acknowledgements.

(i) Grantee acknowledges that the non-competition and non-solicitation provisions above are fair and reasonable with respect to their scope and duration, given the Grantee’s position with TTEC and the impact such activities would have on the TTEC Business.

(ii) Grantee further acknowledges that the geographic restriction on competition included in this Section 5 is fair and reasonable, given the nature and geographic scope of the TTEC Business, the investment of capital and resources by Company to develop its business operations, and the nature of Grantee position with TTEC.

(iii) Grantee also acknowledges that while employed or otherwise affiliated with TTEC, Grantee has access to proprietary and unique trade secret information that would be valuable or useful to Company’s competitors and that Grantee has access to Company’s valuable customer relationships and thus acknowledges that the restrictions on Grantee’s future employment and business activities in TTEC’s industry as set forth in this Section 5 are fair and reasonable.

(iv) Grantee acknowledges and is prepared for the possibility that Grantee’s standard of living may be reduced during the non-competition and/or non-solicitation period and assumes and accepts any risk associated with that possibility, and further acknowledges that any such drop in Grantee’s standard of living does not constitute undue hardship.

6.	Miscellaneous Provisions.

6.1 Consideration. The Company is providing this VC-PRSU Award opportunity in consideration of the services that the Grantee is providing to the Company through the Vesting Date, and other mutual covenants provided in this Agreement.

6.2 Separation of Services. Pursuant to the delegations of authority that the Compensation Committee of the Board has made with respect to the administration of the Plan, and subject to the provisions of Section 6.11 (administration), the Global Chief Operating Officer and Chief People Officer of the Company, in their discretion but acting in concert, shall have the authority to determine the effect of all matters and questions with respect to the Grantee’s termination of affiliation with the Company and whether continuous services are being provided as these matters relate to the VC-PRSU Award payout or vesting, including, without limitation, the question of whether a termination of service has occurred, whether a leave of absence or disability constitute a termination of service and other similar questions.

6.3Grant of Equity; Rights are Non-Transferable. This Agreement is a grant of an equity-based incentive compensation related to the Company’s performance. Subject to any exceptions set forth in this Agreement or the Plan, the rights conveyed by this Agreement and any related rights may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or transfer or encumber the VC-PRSU Award rights shall be ineffective and, if any such attempt is made, the VC-PRSU Award rights conveyed hereunder will be forfeited by the Grantee and all other rights that the Grantee may have under the Plan and this Agreement shall immediately terminate without any payment or consideration by TTEC.

6.4Incentive Recoupment Provisions. If in Grantee’s role he/she is subject to the TTEC Incentive Recoupment Policy, which was promulgated in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, then by signing below Grantee agrees that, notwithstanding any other provision in this Agreement, the VC-PRSU Award provided under this Agreement will be subject to that TTEC Incentive Recoupment Policy, which can be found on TTEC’s policy website at https://investors.ttec.com/static-files/c8d8459a-049e-472a-a3ef-35654486a970 (and if no longer available via this link by contacting TTEC Legal department).

6.5No Right to Continuing Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an employee, consultant or director of TTEC. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of TTEC to terminate the Grantee’s services (employment or otherwise) at any time, with or without cause.

6.6Tax Liability and Withholding. The Grantee shall be required to pay, and the Company or its administrator shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan and the VC-PRSU Award, the amount of any required withholding taxes applicable upon the vesting of the VC-PRSU Award or the issuance of the Common Stock of the Company (or cash equivalent) and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes. At the Grantee’s discretion, the VC-PRSU Award may be subject to withholding for tax purposes, where a portion of Shares to be received pursuant to vesting may be used (netted against the Shares otherwise receivable) by the Company to cover the Grantee’s tax obligations in connection with Award.

6.7Compliance with Law. The issuance and transfer of shares of Common Stock of the Company upon the vesting of the VC-PRSU Award shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of U.S. state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its legal counsel. The Grantee understands that the Company is under no obligation to register the shares of Common Stock used for this Award with the Securities and Exchange Commission, any state securities commission or any stock exchange to affect such compliance.

If the Grantee is a resident of one of the countries listed on Appendix D to this Agreement, then the country specific provisions found in Appendix D are incorporated into this Agreement by reference.

6.8Executive Equity Holding Guidelines. Grantee may be subject to the TTEC Executive Stock Ownership Guidelines, attached to this Agreement and incorporated by reference as Appendix B. If in Grantee’s role he/she is subject to the Stock Ownership Guidelines, by signing below Grantee (a) confirms that he/she is (i) aware of the Company’s expectations with respect to the Executive Stock Ownership holdings in the Company, (ii) the time the Grantee has to honor these expectations and (iii) how the Company envisions that the Grantee reaches the appropriate holding levels; and (b) hereby agrees to exercise best efforts to meet such expectations.

6.9Data Privacy. Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this Agreement and any other equity incentive grant materials by and among, as applicable, the Grantee’s employer, the Company and its other affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that TTEC and the Company may hold certain personal information about the Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social security or other national identification number or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in TTEC, details of all VC-PRSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Grantee understands that Data may be transferred to a stock plan service provider (“Service Provider”) that may be selected by TTEC, which is assisting TTEC with the implementation, administration and management of the Plan. Grantee authorizes TTEC and the Service Provider and any other possible recipients which may assist TTEC (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan.

Further, Grantee understands that he or she is providing the consents herein on a voluntary basis. If Grantee does not consent, or if Grantee later seeks to revoke his or her consent, his or her employment status or service and career with the employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Grantee’s consent is that TTEC would not be able to grant Grantee VC-PRSUs or other equity awards or administer or maintain such awards. Therefore, Grantee understands that refusing or withdrawing his/her consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that he/she may contact his/her human capital representative.

6.10Governing Law and Dispute Resolution.
(i)	Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Colorado without regard to conflict of law principles.
(ii)	Disputes. The parties agree that any action arising from or relating in any way to this Agreement or the Plan shall be resolved and tried in the United States federal or state courts situated in Denver, Colorado. Grantee and Company each expressly consents to the personal jurisdiction of the state and United States federal courts located in Denver, Colorado to adjudicate any dispute between Grantee and Employee arising out of or related to this Agreement, regardless of where Grantee executes this Agreement or performs work for the Company. Grantee and Company consent to the exclusive jurisdiction and venue of the state and United States federal courts located in Denver, Colorado to adjudicate any such disputes, and Grantee and Company waive any defenses regarding the propriety of venue, including any argument that venue should not be in Denver, Colorado due to the inconvenience of the forum to the parties or witnesses.

Entering into this Agreement is not a condition of Grantee’s employment. If Grantee does not wish to consent to having disputes regarding this Agreement litigated in Colorado, Grantee can reject this Agreement by not signing this agreement. Doing so, however, would mean that none of the terms of this Agreement will apply, including the grant of VC-PRSUs offered to Grantee in connection with this Agreement.

(iii)

In this regard, the Grantee acknowledges and admits to all or a combination of several following substantial contacts with the State of Colorado: (A) Grantee is employed, provides services for or otherwise is affiliated with a legal entity headquartered in the State of Colorado, U.S.A.; (B) Grantee receives compensation in a form of checks or wire transfers that are drawn either directly or indirectly, from bank accounts in Colorado; (C) Grantee regularly interacts with, contacts and is contacted by other TTEC employees and executives in Colorado; (D) Grantee either travels to or attends business meetings in Colorado; and (E) Grantee receives substantial compensation and benefits as a result of TTEC being a corporation headquartered in and subject to the laws of Colorado. Based on these and other contacts, the Grantee acknowledges that he/she could reasonably be subject to the laws of Colorado.

(iv)

Attorneys’ fees. The party that substantially prevails in any action to enforce any provision of this Agreement shall recover all reasonable costs and attorneys' fees incurred in connection with the action.

6.11Administration of the Agreement and Awards.

(i)

Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Compensation Committee of the Board for review. The resolution of such dispute by the Compensation Committee of the Board shall be final and binding on the Grantee and the Company.

(ii)

Settlement of Vested VC-PRSUs. VC-PRSUs subject to this VC-PRSU Award shall be settled pursuant to the terms of the Plan, in stock or cash, as soon as reasonably practicable and in all events within 74 days following the vesting thereof as provided in this Agreement.

(iii)	Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee 's beneficiaries, executors, administrators and the person(s) to whom the rights under this Agreement may transfer by will or the laws of descent or distribution.
(iv)	Discretionary Nature of All Future Awards. This VC-PRSU Award is a discretionary one-time award and it does not create any contractual, statutory or other right to receive future VC-PRSU Awards, or benefits in lieu of VC-PRSUs, even if similar or other equity awards have been granted in the past. Future equity awards, if any, will be at the sole discretion of the Company.
(v)	No Impact on Other Benefits. The value of the Grantee’s awards hereunder is not part of his/her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

6.12 Changes in Circumstances Including Change in Control.

(i)

If prior to the end of the Measurement Period the Company engages in a capital markets transaction, restructuring, material accounting or reporting change affecting one or more operating segments or material geographic regions of the Company, business combination, recapitalization, stock split, extraordinary special stock dividend, consolidation, rights offering, spin-off, or the like (“Material Transaction”) the result of which would make fair and equitable measurement of the Performance Goals over the Measurement Period no longer practical or if the Material Transaction constitutes a “Change in Control” event, as that term is defined in the Plan and Appendix C to this Agreement, the Compensation Committee of the Board shall have the discretionary authority to reconstitute and shall reconstitute this VC-PRSU Award to adjust and modify Performance Goals and payout targets of this Award to preserve the intended incentive opportunities under this VC-PRSU Award.

(ii) This VC-PRSU Award is subject to the Change of Control rights and entitlements as further referenced in Appendix C to this Agreement and incorporated into the Agreement by reference.

6.13 Confidentiality. Unless required by law, Grantee agrees not to disclose, directly or indirectly, to any other employee, director or consultant of TTEC or an affiliate and to keep confidential all information related to any Awards granted to Grantee, pursuant to the Plan, including the amount of any such Award and its vesting schedule. Failure to honor the Confidentiality provisions of this Section 6.13 shall constitute the breach of this Agreement and all VC-PRSUs granted hereunder shall be forfeited as a consequence of such breach.

6.14Severability and Entirety. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

The Agreement (including the Plan) constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, oral or written, between the Company and Grantee relating to Grantee’s participation in the Value Creation Program, or entitlement to VC-PRSUs or similar benefits under the Plan.

6.15 IRS Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from, or complies with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Internal Revenue Service guidance and Treasury Regulations thereunder (collectively, “Section 409A”).

6.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

6.17 Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands its terms and provisions and accepts the VC-PRSU Award subject to the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the VC- PRSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

The parties have executed this Agreement as of the date first above written.

TTEC Holdings, Inc.Grantee:

________________________________________________

Regina Paolillo,[Grantee’s Name ]

Global Chief Operating Officer

Date:____________________Date: ____________________

Appendix A -- Performance Goals

Performance Goals. The following tables outline the performance goal and payout opportunity tiers for the VC-PRSU Award based on specific Operating Group relevant to the Grantee as identified in the Agreement.

TTEC Digital Operating Group

Weighting of Performance Goals. The VC-PRSU payout opportunity for TTEC Digital Operating Group will be calculated as follows:

●	60% based on the Revenue goal achievement, and
●	40% based on the Adjusted EBITDA goal achievement,

each measured as of the end of the Measurement Period (all terms defined in Section 3.3 of the Agreement).

		2025 Performance (amounts in millions)
	2021 Actuals	Revenue	% of Change Based on 2021 Results	Payout %
TTEC Digital Revenue	$414.4	$805.0	18.1%	Threshold – 0%
		18.1%	CAGR
		$840.0	19.3%	Tier I – 50%
		19.3%	CAGR
		$872.0	20.4%	Tier II – 75%
		20.4%	CAGR
		$907.0	21.6%	Tier III – 100%
		21.6%	CAGR
		$938.0	22.7%	Tier IV (Max) – 200%
		22.7%	CAGR

		2025 Performance (amounts in millions)
	2021 Actuals	Adjusted EBITDA	% of Change Based on 2021 Results	Payout %
TTEC Digital Adjusted EBITDA	$69.4	<$140.0	19.2%	Threshold – 0%
		19.2%	CAGR
		$154.0	22.1%	Tier I – 50%
		22.1%	CAGR
		$169.6	25.0%	Tier II – 75%
		25.0%	CAGR
		$188.0	28.3%	Tier III – 100%
		28.3%	CAGR
		$206.0	31.3%	Tier IV (Max) – 200%
		31.3%	CAGR

TTEC Engage Operating Group

Weighting of Performance Goals. The VC-PRSU payout opportunity for TTEC Engage Operating Group will be calculated as follows:

●	60% based on the Revenue goal achievement, and
●	40% based on the Adjusted EBITDA goal achievement,

each measured as of the end of the Measurement Period (all terms defined in Section 3.3 of the Agreement).

		2025 Performance (amounts in millions)
	2021 Actuals	Revenue	% of Change Based on 2021 Results	Payout %
TTEC Engage Revenue	$1,858.1	$2,624.0	9.0%	Threshold – 0%
		9.0%	CAGR
		$2,714.0	9.9%	Tier I – 50%
		9.9%	CAGR
		$2,810.0	10.9%	Tier II – 75%
		10.9%	CAGR
		$2,908.0	11.8%	Tier III – 100%
		11.8%	CAGR
		$2,999.5	12.7%	Tier IV (Max) – 200%
		12.7%	CAGR

		2025 Performance (amounts in millions)
	2021 Actuals	Adjusted EBITDA	% of Change Based on 2021 Results	Payout %
TTEC Engage Adjusted EBITDA	$278.4	<$400.0	9.5%	Threshold – 0%
		9.5%	CAGR
		$416.0	10.6%	Tier I – 50%
		10.6%	CAGR
		$437.4	12.0%	Tier II – 75%
		12.0%	CAGR
		$457.0	13.2%	Tier III – 100%
		13.2%	CAGR
		$480.0	14.6%	Tier IV (Max) – 200%
		14.6%	CAGR

Enterprise Services Operating Group

Weighting of Performance Goals. The VC-PRSU payout opportunity will be calculated as follows:

●	30% based on the Revenue goal achievement for TTEC Digital,
●	20% based on the Adjusted EBITDA goal achievement for TTEC Digital,
●	30% based on Revenue goal achievement for TTEC Engage, and
●	20% based on the Adjusted EBITDA goal achievement for TTEC Engage,

each measured as of the end of the Measurement Period (all terms defined in Section 3.3 of the Agreement).

TTEC EMEA Operating Group (in USD)

Weighting of Performance Goals. The VC-PRSU payout opportunity for TTEC EMEA Operating Group will be calculated as follows:

●	60% based on the Revenue goal achievement, and
●	40% based on the Adjusted EBITDA goal achievement,

each measured as of the end of the Measurement Period (all terms defined in Section 3.3 of the Agreement).

		2025 Performance (amounts in millions)
	2021 Actuals	Revenue	% of Change Based on 2021 Results	Payout %
TTEC EMEA Revenue	$125.0	$340.5	28.5%	Threshold – 0%
		28.5%	CAGR
		$352.9	29.6%	Tier I – 50%
		29.6%	CAGR
		$365.6	30.8%	Tier II – 75%
		30.8%	CAGR
		$378.8	31.9%	Tier III – 100%
		31.9%	CAGR
		$390.9	33.0%	Tier IV (Max) – 200%
		33.0%	CAGR

		2025 Performance (amounts in millions)
	2021 Actuals	Adjusted EBITDA	% of Change Based on 2021 Results	Payout %
TTEC EMEA Adjusted EBITDA	$10.0	<$30.7	32.4%	Threshold – 0%
		32.4%	CAGR
		$32.4	34.2%	Tier I – 50%
		34.2%	CAGR
		$34.5	36.3%	Tier II – 75%
		36.3%	CAGR
		$36.7	38.4%	Tier III – 100%
		38.4%	CAGR
		$39.0	40.5%	Tier IV (Max) – 200%
		40.5%	CAGR

APPENDIX B

Executive Stock Ownership Guidelines

Equity provides the opportunity for the company to further invest in the employees who passionately uphold our values while driving the business with an entrepreneurial spirit. Company leaders who think and act like owners are crucial to our success and encouraging star players to actively participate in company growth is key to building our future together.

When a company’s board of directors, shareholders and employees align their interest in organization’s long-term success, the stage is set for true transformation. To that end, TTEC has adopted Stock Ownership Guidelines to encourage company leaders (vice president-level and above) to align their interests with TTEC and our stockholders and to focus on value creation, while sharing in the company’s success. The following are answers to questions you may have about TTEC’s new Executive Stock Ownership Guidelines.

Executive Stock Ownership Guidelines

Q. Why are we implementing an Ownership Guideline?

A. The Guidelines are designed to align our senior leaders’ interests with our shareholders’ interest, driving a long-term vision and commitment to creating company value. The Executive Ownership Guidelines are also designed to:

●	Support confidence in company strategy to execute our business transformation
●	Allow us to remain an attractive and competitive choice for executive-level talent by adopting best practices
●	Align executive behavior with external shareholder expectation
●	Drive long-term accountability
●	Enable company success

Q. Do I have to buy TTEC stock to meet this holding Guideline?

A. TTEC does not expect you to buy TTEC stock to meet the holdings Guidelines, and how you meet them is entirely up to you. Most employees will be able to meet the requirement by holding a portion of their annual equity grant (net of tax), as it vests.

Q. How much stock should I hold as a company leader?

A. The new Executive Stock Ownership Guidelines call for TTEC vice presidents and above to hold a multiplier of base compensation in TTEC stock (based on Fair Market Value (FMV) of stock as it trades on NASDAQ). Employees will have five years from the start of this requirement (or promotion into a new role) to meet the holding Guidelines.

Executive Level	Target Holding Amount within 5 years of appointment
Chief Executive Officer for a Business Segment Global Chief Operating Officer	4 times current base salary
Chief Financial Officer	3 times current base salary
Chief Revenue Officer and other Executive Vice President level executives	2.5 times current base salary
General Counsel Chief Information Officer Chief Security Officer Chief People Officer Business Segment Chief Operating Officers and other Senior Vice President level executives	1.5 times current base salary
Group Vice Presidents	0.5 times current base salary

Q. How many shares should I consider holding from each RSU grant to meet the holding Guidelines?

A. How much you hold from each grant and from each vesting event is entirely up to you. Based on basic modeling, however, we believe that if you hold a percentage of each vesting event from annual Equity

Grants (net of tax as indicated in the table below) you should comfortably reach the holding requirement in five years or sooner.

The holding guideline can be satisfied with any stock you hold including:

•	the exercise of options to purchase the company’s common stock
•	the vesting of restricted stock; and
•	the vesting of performance shares.
Executive Level	% of Net Received Shares to Hold
Group Vice Presidents	50%
All Other Executives Subject to TTEC Executive Shareholding Requirement	75%

Once the holding target is reached, you should maintain it during your entire tenure in the role; and as your role changes be aware of the changes in the holding guidelines as well.

Q. What happens if I don’t reach my target holding amount within the five-year time frame due to market volatility or amount of my equity awards?

A. If the actual Equity Grants you receive and/or market price volatility does not allow an employee to reach the target holding level within the required five-year time frame, the company does not expect employees to invest out of pocket. The company expects the Equity Grants you receive to be the source for the holding requirement and we look to you as a leader to exercise a good faith effort to honor the requirements. If the Equity Grants you receive or market volatility creates a challenge, discuss the matter with your supervisor and your HC partner for a practical resolution.

Q. What if I have a special situation (hardship) that makes maintaining the holding requirement difficult for me?

A. The Executive Ownership Guidelines is designed to align your interests with the company’s interests and position you to share in our success. If your personal situation makes the compliance with the Ownership Guidelines a hardship, speak to your HC partner and the Executive Committee level executive responsible for your business segment for guidance and support.

Q. Whom should I contact with questions?

A. If you have questions, please contact Pam LeMasters, executive director, Global Compensation via email or by phone at 303.397.8531.

APPENDIX C

VC-PRSU VESTING FOLLOWING CHANGE IN CONTROL (Double Trigger).

1. Accelerated Vesting.  Notwithstanding the vesting schedule contained in Agreement, (a) upon a “Change in Control” (as defined below), and (ii) if Grantee’s services for  the Company (or its successors)  are terminated by the Company (or its successor), on or before the one year anniversary of such Change in Control unless stated otherwise in an employment agreement or elsewhere, any unvested VC-PRSUs that would otherwise vest on or after the effective date of such Change in Control shall be accelerated and become vested on the effective date of such termination of services as if the relevant Operating Group performed at Tier II.

The accelerated vesting described herein shall not apply if the termination of services is (A) by Grantee for any reason other than for “Good Reason” (as defined below), or (B) by the Company (or successor) for “Cause” as defined in the Plan.

2.Definition of “Change in Control”. For purposes of this Agreement, “Change in Control” means the occurrence of any one of the following events:
a.	Any consolidation, merger or other similar transaction (i) involving TTEC, if TTEC is not the continuing or surviving corporation, or (ii) which contemplates that all or substantially all of the business and/or assets of TTEC will be controlled by another corporation;
b.	Any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of TTEC (a “Disposition”); provided, however, that the foregoing shall not apply to any Disposition to a corporation with respect to which, following such Disposition, more than 51% of the combined voting power of the then outstanding voting securities of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of at least 51% of the then outstanding Common Stock and/or other voting securities of TTEC immediately prior to such Disposition, in substantially the same proportion as their ownership immediately prior to such Disposition;
c.	Approval by the stockholders of TTEC of any plan or proposal for the liquidation or dissolution of TTEC, unless such plan or proposal is abandoned within 60 days following such approval;
d.	The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended) of 51% or more of the outstanding shares of voting stock of TTEC; provided, however, that for purposes of the foregoing, “person” excludes Kenneth D. Tuchman and his affiliates; provided, further that the foregoing shall exclude any such acquisition (A) by any person made directly from TTEC, (B) made by TTEC or any Affiliate, or (C) made by an employee benefit plan (or related trust) sponsored or maintained by TTEC or any Affiliate; or
e.	If, during any period of 15 consecutive calendar months commencing at any time on or after the Grant Date, those individuals (the “Continuing Directors”) who either (i) were directors of TTEC on the first day of each such 15-month period, or (ii) subsequently became directors of TTEC and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of TTEC, cease to constitute a majority of the board of directors of TTEC.
3.	Other Definitions. The following terms have the meanings ascribed to them below:
a.	“Good Reason” means with respect to any Grantee who is an employee

(i) any material reduction in Grantee’s base salary; provided that a reduction in Grantee’s base salary of 10% or less does not constitute “Good Reason” if such reduction is affected in connection with a reduction in compensation that is applicable generally to officers and senior management of the Company;

(ii) Grantee’s responsibilities or areas of supervision within TTEC or its Subsidiaries are substantially reduced; or

(iii)  Grantee’s principal office is relocated outside the metropolitan area in which Grantee’s office was located immediately prior to the Change in Control; provided, however, that temporary assignments made in the best interest of the Company’s business shall not constitute such a move of office location.

(iv)  In addition, no termination of a Grantee’s employment or service shall be deemed to be for Good Reason unless (x) Grantee provides the Company with written notice setting forth the specific facts or circumstances constituting Good Reason within thirty (30) days after the initial existence of the occurrence of such facts or circumstances, (y) the Company or, if different, the Affiliate which employs Grantee has failed to cure such facts or circumstances within thirty (30) days of its receipt of such written notice, and (z) the effective date of the termination for Good Reason occurs no later than ninety (90) days after the initial existence of the facts or circumstances constituting Good Reason.

b.

“Termination of Service Date” means the date upon which Grantee’s services for the Company (or successor) terminate and for a Grantee who is then an employee, shall mean the latest day on which Grantee is expected to report to work and is responsible for the performance of services to or on behalf of the Company (or successor) or any Affiliate (regardless of the reason for the termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any), notwithstanding of any notice period mandated by law during which Grantee may be entitled to receive payments from the Company (e.g., for unused vacation or sick time, severance payments, deferred compensation or otherwise) and which may extend beyond such date; and

c.	“Termination of Service ” shall mean:

(i) As to a director, the time when a Grantee who is a director ceases to be a director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Grantee simultaneously commences employment with the Company (successor) or any subsidiary or remains in employment or service with the Company (or successor) or any Affiliate in any capacity.

(ii) As to an employee, the time when the employee-employer relationship between a Grantee and the Company (or successor) or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Grantee simultaneously commences service with TTEC as a director.

(iii) As to a consultant, the time when a Grantee who is a consultant ceases to be a consultant for any reason, including without limitation, completion of a contract term, failure to renew the consultant relationship, death or retirement, but excluding terminations where the Grantee simultaneously commences service with TTEC as an employee.).

4. 409A Treatment. Notwithstanding any provision herein to the contrary, for purposes of determining whether Grantee’s service for the Company have terminated with respect to Change in Control, Grantee will not be treated as having his/her services terminated unless such termination constitutes a “separation from service” as defined for purposes of Section 409A of the Code (“Section 409A”) with regard to Grantees who are subject to Section 409A.  If Grantee has a “separation from service” following a Change in Control pursuant to Appendix C, the  equity vesting as a result of such “separation from service” will be paid on a date determined by TTEC (or successor) within 5 days of Grantee’s “separation from service.”  If Grantee is a “specified employee” (within the meaning of Section 409A) with respect to TTEC at the time of a “separation from service” and Grantee becomes vested in VC-PRSUs as a consequence of a “separation from service,” the delivery of property in settlement of such vested VC-PRSUs shall be delayed until the earliest date upon which such property may be delivered to Grantee without being subject to taxation under Section 409A.

This Agreement and the Award are intended to be exempt from the provisions of Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, as providing for any payments to be made within the applicable “short-term deferral” period (within the meaning of Section 1.409A-1(b)(4) of the Department of Treasury regulations) following the lapse of a “substantial risk of forfeiture” (within the meaning of Section 1.409A-1(d) of the Department of Treasury regulations).  Notwithstanding any provision of this Agreement to the contrary, in the event that the Committee determines that the Award may be subject to Section 409A, the Committee, in its sole discretion, may adopt amendments  to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, from time to time, without the consent of Grantee, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Section 409A.

APPENDIX D

SPECIAL PROVISIONS FOR THE AWARD IN CERTAIN COUNTRIES

This Appendix includes special country-specific terms that apply to residents in the countries listed below. This Appendix is part of the Agreement and is incorporated into the Agreement by reference.  Unless otherwise provided below, capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and the Agreement.

This Appendix also includes information with respect to Grantee’s participation in the Plan.  It is each Grantee’s responsibility to be aware of the terms of this Appendix.  For example, certain individual exchange control reporting requirements may apply upon vesting of the VC-PRSUs and/or sale of Common Stock.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 1, 2021 and is provided for informational purposes.  Such laws are often complex and change frequently, and results may be different based on the particular facts and circumstances. Therefore, TTEC strongly recommends that Grantee not rely exclusively on the information noted in this Appendix as the only source of information relevant to the consequences of Grantee’s participation in the Plan, because the information may be out of date at the time Grantee’s VC-PRSUs vest or are settled, or Grantee sells shares of Common Stock acquired under the Plan.

In addition, the information provided in this Appendix is general in nature and may not apply to Grantee’s particular situation, and TTEC is not in a position to assure Grantee of any particular result, especially results that may relate to the Grantee’s particular tax consequences.  Accordingly, Grantees are advised to seek appropriate professional advice as to how the relevant laws in their country may apply to their particular situation.

Finally, if Grantee is a citizen or resident of a country other than the one in which Grantee currently is working, transfers employment after the VC-PRSUs are granted, or is considered a resident of another country for local law purposes, the information contained in this Appendix may no longer be applicable to Grantee or information with respect to different country may become relevant.

If the Grantee is resident in a country other than the U.S. or a country listed in this Appendix, at the time of the VC-PRSU Award or at the time of its vesting or settlement, the Grantee should consider reaching out to his/her HC partner for additional information.

Australia

Securities Law Information.  If Grantee acquires shares of Common Stock pursuant to the VC-PRSUs and offers the shares of Common Stock for sale to a person or entity resident in Australia outside of the process established by the Company, the offer may be subject to incremental disclosure requirements under Australian law. Grantee should obtain legal advice on such disclosure obligations, if any, prior to making any such offer.

Exchange Control Information.  Exchange control reporting is required for cash transactions exceeding AUD$10,000 and for international fund transfers.  The Australian bank assisting with the transaction will file the report for Grantee.  If there is no Australian bank involved in the transfer, Grantee will have to file the report.

Belgium

Foreign Asset / Account Reporting Information. Grantee is required to report any securities (e.g., shares of Common Stock) or bank accounts opened and maintained outside Belgium on their annual tax return. In a separate report, certain details regarding such foreign accounts (including the account number, bank name and country in which such account was opened) must be provided to the Central Contact Point of the National Bank of Belgium. The forms to complete this report are available on the website of the National Bank of Belgium.

Stock Exchange Tax. A stock exchange tax applies to transactions executed by a Belgian resident through a financial intermediary, such as a bank or broker. If the transaction is conducted through a Belgian financial intermediary, it may withhold the stock exchange tax, but if the transaction is conducted through a non-Belgian financial intermediary, the Belgian resident may need to report and pay the stock exchange tax directly. The stock exchange tax likely will apply when shares of Common Stock acquired under the Plan are sold. Belgian residents should consult with a personal tax or financial advisor for additional details on their obligations with respect to the stock exchange tax.

Brokerage Account Tax. A brokerage account tax applies to Belgian residents if the average annual value of securities (including shares of Common Stock acquired under the Plan) held in a brokerage account exceeds certain thresholds. Belgian residents should consult with a personal tax or financial advisor for additional details on their obligations with respect to the brokerage account tax.

Brazil

Compliance with Laws.  By Grantee’s signature on the Agreement, Grantee agrees that he/she will comply with Brazilian law when he/she vests in the VC-PRSUs and sells shares of Common Stock. Grantee also agrees to report and pay any and all taxes associated with the vesting of the VC-PRSUs, the sale of the shares of Common Stock acquired pursuant to the Plan and the receipt of any dividends.

Exchange Control Information.  Grantee must prepare and submit a declaration of assets and rights held outside of Brazil to the Brazilian Central Bank on an annual basis, if Grantee holds assets or rights denominated in foreign currency and valued at or in excess of US $100,000.  The assets and rights that must be reported include shares of Common Stock and VC-PRSUs .

Bulgaria

No Entitlement.  By accepting the VC-PRSU Award, Grantee acknowledges that the VC-PRSU Award is intended as an incentive for Grantee to remain employed with the Company and is not intended as remuneration for labor services performed.

Responsibility for taxes.  Without limitation to Section 6.6 of the Agreement, Grantee agrees that Grantee is liable for any and all tax arising as a result of this Award, including income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other payments, whether or not subject to withholding at the source (“Tax-Related Items”) and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or any tax authority.  Bulgarian residents should consult with a personal tax or financial advisor for additional details on their obligations with respect to the Tax-Related Items.

Canada

Settlement of VC-PRSUs.  Notwithstanding any terms and conditions of the Plan or the Agreement to the contrary, VC-PRSUs will be settled in shares of Common Stock only, not cash.

Securities Law Information.  Grantee acknowledges and agrees that Grantee will sell shares of Common Stock acquired through participation in the Plan outside of Canada only through the facilities of a stock exchange on which the Common Stock is listed.  Currently, the shares of Common Stock are listed on the Nasdaq Stock Market.

Termination Date.  This provision replaces the definition of Termination Date in Section 3(a) of the Agreement:

For purposes of the Agreement, the “Termination Date” shall mean the earlier of (1) the date Grantee is no longer actively providing service to the Company or (2) the date Grantee receives notice of Termination of Service from the Employer, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law).

The following provisions apply if Grantee is resident in Quebec:

Language Acknowledgment

The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, including this Appendix, be provided to them in English.

Consentement relatif à la langue utilisée.  Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, ainsi que cette Annexe, soient rédigés en langue anglaise.

Data Privacy.  This provision supplements Section 6.9 of the Agreement:

Grantee hereby authorizes TTEC, the Employer and their representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  Grantee further authorizes TTEC and its Subsidiaries to disclose and discuss the Plan with their advisors.  Grantee further authorize TTEC and its Subsidiaries to record such information and to keep such information in Grantee’s employee file.

Costa Rica

There are no special provisions.

Germany

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In case of payments in connection with the sale of shares of Common Stock acquired under the Plan, the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. It is Grantee’s responsibility to comply with this reporting obligation and Grantee should consult with their personal tax advisor in this regard.

Foreign Asset/Account Reporting Information. If Grantee’s acquisition of shares of Common Stock under the Plan leads to a “qualified participation” at any point during the calendar year, Grantee will need to report the acquisition when Grantee files their tax return for the relevant year. A “qualified participation” is attained if (i) the value of the shares of Common Stock acquired exceeds a certain threshold or (ii) in the unlikely event Grantee holds shares of Common Stock exceeding a certain threshold of the total Common Stock.

Greece

Vesting and Issuance of Shares; Dividend Equivalents.  Notwithstanding any provisions of the Agreement to the contrary, and for purposes of the VC-PRSU Award under this Agreement only, if the Grantee’s  employment terminates due to retirement, as that concept is defined under the relevant provisions of Greek labor law on retirement, the shares of Common Stock subject to the VC-PRSUs shall continue to vest according to the schedule set forth in the Agreement, notwithstanding such retirement related termination of employment.

India

Exchange Control Notification. Grantees understand and acknowledge that they must repatriate to India any proceeds from the sale of shares of Common Stock acquired under the Plan and any cash dividends received in relation to such shares; and to convert such repatriated funds into local currency within ninety (90) days of receipt, and any cash dividends paid on shares of Common Stock acquired under the Plan within hundred and eighty (180) days of receipt or for both foregoing scenarios such other period as required under applicable regulations. Grantee must obtain a Foreign Inward Remittance Certificate (“FIRC”) from the bank where Grantee deposits the foreign currency and shall maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Company requests proof of repatriation. It is Grantee’s responsibility to comply with these requirements.

Foreign Asset / Account Reporting Information. Grantee is required to declare any foreign bank accounts and assets (including shares of Common Stock acquired under the Plan) on their annual tax return. Grantees should consult with their personal tax advisors to determine their reporting requirements.

Ireland

Manner of Payment. Notwithstanding any discretion provided in the Plan or the Agreement to the contrary, upon vesting of the VC-PRSUs, shares will be issued to Grantee. In no event will the VC-PRSU Award be paid to Grantee in the form of cash.

Exclusion from Termination Indemnities and Other Benefits. By accepting the VC-PRSUs, Grantee acknowledges, understands, and agrees that the benefits received under the Plan are not a remuneration for past services but an incentive provided for future loyalty and will not be taken into account for any redundancy or unfair dismissal claim.

Mexico

Labor Law Policy and Acknowledgment.  By Grantee’s signature on the Agreement, Grantee expressly recognizes that TTEC Holdings, Inc., with offices at 9197 South Peoria Street, Englewood, Colorado, U.S.A., is solely responsible for the administration of the Plan and that Grantee’s participation in the Plan and acquisition of shares does not constitute an employment relationship between Grantee and TTEC Holdings Inc., since Grantee is participating in the Plan on a wholly commercial basis and his or her sole employer is TTEC CX Solutions Mexico, S.A. de C.V. located in Mexico (“TTEC-Mexico”), not TTEC Holdings, Inc., a company in the United States.  Based on the foregoing, Grantee expressly recognizes that the Plan and the benefits that Grantee may derive from participation in the Plan do not establish any additional rights between Grantee and TTEC-Mexico (his/her employer), and do not form a part of the employment conditions and/or benefits provided by TTEC-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of his/her employment.

Grantee further understands that his/her participation in the Plan is a result of a unilateral and discretionary decision of TTEC Holdings, Inc.; therefore, TTEC reserves the absolute right to amend and/or discontinue Grantee’s participation at any time without any liability to him or her.

Finally, Grantee hereby declares that he or she does not reserve to himself or herself any action or right to bring any claim against TTEC for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Grantee therefore grants a full and broad release to TTEC, its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Política Laboral y Reconocimiento/Aceptación.  Aceptando este Premio1, el Grantee (“Grantee”) reconoce que TTEC, con oficinas en 9197 South Peoria Street, Englewood, Colorado, U.S.A., es el único responsable de la administración del Plan y que la participación del Grantee en el mismo y la adquisicion de acciones no constituye de ninguna manera una relación laboral entre el Grantee y TTEC, toda vez que la participación del participante en el Plan deriva únicamente de una relación comercial con TTEC, reconociendo expresamente que el único empleador del participante lo es TTEC CX Solutions Mexico, S.A. de C.V. en Mexico (“TTEC-Mexico”), no es TTEC en los Estados Unidos. Derivado de lo anterior, el participante expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el participante y su empleador, TTEC-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por TTEC-México, y expresamente el participante reconoce que cualquier modificación el Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los  condiciones de trabajo del Grantee.

Asimismo, el Grantee entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de TTEC, por lo tanto, TTEC se reserva el derecho absoluto para modificar y/o terminar la participación del participante en cualquier momento, sin ninguna responsabilidad para el Grantee.

Finalmente, el Grantee manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de TTEC, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el participante otorga un amplio y total finiquito a TTEC, sus entidades relacionadas, Afiliadas, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

1 El término “Premio” se refiere a la palabra “RSU”

Netherlands

No Entitlement. By accepting the VC-PRSUs, Grantee acknowledges that the VC-PRSU is intended as an incentive for Grantee to remain employed with the Company and is not intended as remuneration for labor performed.

New Zealand

There are no special provisions.

Philippines

Securities Law Information.  The sale or disposal of shares of Common Stock acquired under the Plan may be subject to certain restrictions under Philippine securities laws.  Such restrictions should not apply if the offer and resale of the shares of Common Stock takes place outside of the Philippines through the facilities of a stock exchange on which the shares of Common Stock are listed.  The shares of Common are currently listed on the Nasdaq Stock Market in the United States of America.

Poland

Foreign Asset/Account Reporting Information. If Grantee maintains bank or brokerage accounts holding cash and foreign securities (including shares of Common Stock) outside of Poland, Grantee will be required to report information to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds PLN 7,000,000. If required, such reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland.

Exchange Control Information. The transfer of funds in excess of a certain threshold (currently €15,000, unless the transfer of funds is considered to be connected with the business activity of an entrepreneur, in which case a lower threshold may apply) into or out of Poland must be made through a bank account in Poland. Grantee understands that he or she is required to store all documents connected with any foreign exchange transactions for a period of five years, as measured from the end of the year in which such transaction occurred. Grantee should consult with their personal legal advisor to determine what he or she must do to fulfill any applicable reporting/exchange control duties.

United Kingdom

Responsibility for Taxes.  This provision supplements Section 6.6 of the Agreement:  Without limitation to Section 6.6 of the Agreement, Grantee agrees that Grantee is liable for any and all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholding (“Tax-Related Items”) and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or by Her Majesty’s Revenue and Customs (“HMRC”) or any other tax authority or any other relevant authority. Grantee also agrees to indemnify and keep indemnified the Company against any Tax–Related Items that he/she is required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Grantee’s behalf.

Notwithstanding the foregoing, if Grantee is a director or executive officer (within the meaning of Section 13(k) of the Exchange Act, as amended), Grantee understands that they may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by Grantee, in which case the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to Grantee on which additional income tax and National Insurance contributions (“NICs”) may be payable. Grantee understands that he/she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company the amount of any NICs due on this additional benefit, which may also be recovered from Grantee by any of the means referred to in Section  6.6 of the Agreement.

Manner of Payment. Notwithstanding any discretion in the Plan or the Agreement to the contrary, upon vesting of the VC-PRSUs, shares of Common Stock will be issued to Grantee. In no event will the VC-PRSU Award be paid to Grantee in the form of cash.

Furthermore, notwithstanding any provision of the Plan or the Agreement to the contrary, Grantee will not be entitled to receive any shares of Common Stock pursuant to the vesting of the VC-PRSUs unless and until Grantee has executed a Joint Election (as defined below) in connection with the VC-PRSUs.

Joint Election. As a condition of the grant of VC-PRSUs, Grantee agrees to accept any liability for secondary Class 1 National Insurance contributions (the “Employer NICs”) which may be payable by the Company with respect to the vesting of the VC-PRSUs or otherwise payable with respect to a benefit derived in connection with the VC-PRSUs.

Without limitation to the foregoing, Grantee agrees to execute a joint election between the Company and Grantee (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or election required to accomplish the transfer of the Employer NICs to Grantee. Grantee further agrees to execute such other joint elections as may be required between Grantee and any successor to the Company. If Grantee does not enter into a Joint Election, no shares of Common Stock shall be issued to Grantee without any liability to the Company. Grantee further agrees that the Company may collect the Employer NICs from Grantee  by any of the means set forth in the Agreement.

The Joint Election shall be provided to the Grantee at the time of the VC-PRSU Award. If Grantee has signed a Joint Election in the past with respect to an VC-PRSU Award granted to them by the Company and that Joint Election applies to all grants made under the Plan, Grantee need not sign another Joint Election in connection with this VC-PRSU Award.